                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G

Information to be included in Statements filed pursuant to Rules 13d-1(b),(c) and (d) and Amendments thereto filed pursuant to Rule 13d-2(b)

                    ALLIANCE CAPITAL MANAGEMENT HOLDING L.P.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  Units Representing Assignments of Beneficial
                  Ownership of Limited Partnership Interests
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   01855A101
                        ------------------------------
                                 (CUSIP Number)

                               October 29, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                 SCHEDULE 13G

------------------------
  CUSIP NO. 01855A101
------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


        Meiji Life Insurance Company
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

        Japan
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          5,488,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          5,488,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      5,488,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

        7.56%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      00
------------------------------------------------------------------------------

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SCHEDULE 13G

Item 1.

     (a) Name of Issuer:

          Alliance Capital Management Holding L.P.

     (b) Address of Issuer's Principal Executive Offices:

          1345 Avenue of the Americas
          New York, New York 10105

Item 2.

     (a) Name of Person Filing:

          Meiji Life Insurance Company

     (b) Address of Principal Business Office or, if none, Residence:

          1-1, Marunouchi 2-chome
          Chiyoda-ku, Tokyo 100-0005, Japan

     (c) Citizenship:

          Japan

     (d) Title of Class of Securities:

          Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests

     (e) CUSIP Number:

          01855A101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

        N/A

Item 4. Ownership.

     (a)  Amount Beneficially Owned:

          5,488,000

     (b)  Percent of class:

          7.56%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                5,488,000

          (ii)  Shared power to vote or to direct the vote

                0

          (iii) Sole power to dispose or to direct the disposition of

                5,488,000

          (iv)  Shared power to dispose or to direct the disposition of

                0

Item 5.  Ownership of Five Percent or Less of a Class.

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the Group.

         N/A

Item 9.  Notice of Dissolution of a Group.

         N/A

Item 10. Certification

         N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: July 6, 2001                       MEIJI LIFE INSURANCE COMPANY




                                         By: /s/ Iku Mitsueda
                                             ----------------------------
                                             Name:  Iku Mitsueda
                                             Title: Director, Investment
                                                    Administration
                                                    Department